NEWS RELEASE

Contact: John Kraus
Director, Investor Relations
Phone: 419-891-6544
E-mail: investor_relations@andersonsinc.com

The Andersons, Inc. Names Dowdle to Board of Directors

MAUMEE, OHIO, August 27, 2018 - The Andersons, Inc. (Nasdaq: ANDE) has named Stephen F. Dowdle to the company’s Board of Directors effective September 1, 2018.
“We are looking forward to the contributions Stephen will bring to our Board,” said Chairman Mike Anderson. “He offers a wealth of business and agronomy knowledge from his more than 30 years in the plant nutrient industry.”
Mr. Dowdle is the former President of Sales for PotashCorp, which merged with Agrium, Inc. to form Nutrien in January 2018. Prior to the merger, Mr. Dowdle oversaw sales, marketing and distribution of PotashCorp’s potash, phosphate and nitrogen products. During the merger, he served as a Senior Advisor providing transition assistance for sales operations. In addition to his experience at PotashCorp, Mr. Dowdle served 10 years as Vice President and Managing Director for Canpotex Limited in Singapore.
Mr. Dowdle has served on the Board of Directors for Canpotex, Sinofert Holdings Limited and the International Plant Nutrition Institute.
He holds a bachelor’s degree from Brown University, and earned both his master’s and doctoral degrees in agronomy and soil science from the University of Hawaii.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, plant nutrient and rail sectors. Through its Statement of Principles, The Andersons strives to provide extraordinary service to its customers, help its employees improve, support its communities and increase the value of the company. For more information, visit www.andersonsinc.com.

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